Exhibit 10.9
Execution Version
SUBSCRIPTION AGREEMENT
     This Subscription Agreement (this “Agreement”) is made as of March 12, 2010 by and between:
(1)	China Lodging Group, Limited, a company incorporated in the Cayman Islands (the “Company”); and

(2)	Ctrip.com International, Ltd., a company incorporated in the Cayman Islands (the “Purchaser”). The Purchaser and the Company are sometimes herein referred to each as a “Party,” and collectively as the “Parties.”
W I T N E S S E T H:
     WHEREAS, the Company has filed a registration statement on Form F-1 as of March 5, 2010 (the “Registration Statement”) with the United States Securities and Exchange Commission (the “SEC”) in connection with the initial public offering (the “Offering”) by the Company of American Depositary Shares (“ADS”), each representing four ordinary shares (“Ordinary Shares”) of the Company as specified in the Registration Statement; and
     WHEREAS, the Purchaser wishes to invest in the Company by acquiring Ordinary Shares in the Company in a transaction exempt from registration pursuant to Regulation S of the U.S. Securities Act of 1933, as amended (“Regulation S” and the “Securities Act,” respectively);
     NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises hereinafter set forth, the Parties hereto agree as follows:
ARTICLE I
PURCHASE AND SALE
     Section 1.1 Issuance, Sale and Purchase of Ordinary Shares. Upon the terms and subject to the conditions of this Agreement, at each of the Closings (as defined below), as applicable, the Purchaser hereby agrees to purchase, and the Company hereby agrees to issue, sell and deliver to the Purchaser, subject to and concurrent with the Offering, at the Offer Price, certain number (as such number is determined pursuant to Section 1.2 below) of Ordinary Shares (the “Purchased Shares”), free and clear of all liens or encumbrances (other than those created by virtue of this Agreement). The “Offer Price” means the price per ADS set forth on the cover of the Company’s final prospectus in connection with the Offering (the “Final Prospectus”) divided by the number of Ordinary Shares represented by one ADS. All such sales shall be made (i) on the same terms as the ADSs being offered in the Offering and (ii) pursuant to and in reliance upon Regulation S.
     Section 1.2 Closing.
     (a) Initial Closing. Subject to Section 1.3, the initial closing (the “Initial Closing”) of the sale and purchase of the Ordinary Shares pursuant to Section 1.1 shall take place concurrently with the closing of the offering of the underwritten ADSs representing Ordinary Shares (the “Firm Share Offering”) at the same offices for the closing of the Firm Share Offering or at such other place as the Company and the Purchaser may mutually agree. The total number of the Ordinary Shares that the Purchaser shall purchase at the Initial Closing shall be 7,202,482. The date and time of the Initial Closing are referred to herein as the “Initial Closing Date.”
     (b) Additional Closing. Subject to Section 1.3, if the Company grants the underwriters an over-allotment option to purchase additional ADSs representing Ordinary Shares (the “Optional Shares”), then:
     (i) if the underwriters purchase any such Optional Shares, and, solely as a result of (x) the issuance of ADSs by the Company in the Offering in excess of 9,000,000 ADSs; or (y) the issuance of the Optional Shares (the “Greenshoe Offering”); or (z) a combination of (x) and (y), the Purchaser’s shareholding of the Company’s total outstanding Ordinary Shares will be below 8% of the Company’s total outstanding Ordinary Shares upon the closing of the Greenshoe Offering, then the additional closing (the “Additional Closing”) of the sale and purchase of additional Ordinary Shares pursuant to Section 1.1 shall take place concurrently with the closing of the Greenshoe Offering at the same office for the closing of the Greenshoe Offering or at such other place as the Company and the Purchaser may mutually agree. The Company shall promptly issue a notice to the Purchaser if the underwriters exercise the over-allotment option, and the Purchaser shall promptly issue a notice to the Company with respect to the Purchaser’s shareholding in the Company. The total number of additional Ordinary Shares that the Purchaser will purchase at the Additional Closing shall be such that, together with the Ordinary Shares (whether or not represented by ADSs) the Purchaser has acquired, will result in the Purchaser holding 8% of the Company’s total outstanding Ordinary Shares upon the Additional Closing.
     (ii) if the underwriters do not exercise such option, and, solely as a result of the issuance of ADSs by the Company in the Offering in excess of 9,000,000 ADSs, the Purchaser’s shareholding of the Company’s total outstanding Ordinary Shares will be below 8% of the Company’s total outstanding Ordinary Shares on the 30th day following the Initial Closing, then the Additional Closing of the sale and purchase of the Ordinary Shares pursuant to Section 1.1 shall take place on such 30th day following the Initial Closing at the same office for the Initial Closing or at such other place as the Company and the Purchaser may mutually agree. The Purchaser shall issue a notice to the Company with respect to the Purchaser’s shareholding in the Company as of such 30th day following the Initial Closing. The total number of additional Ordinary Shares that the Purchaser will purchase at the Additional Closing shall be such that, together with the Ordinary Shares (whether or not represented by ADSs) the Purchaser has acquired, will result in the Purchaser holding 8% of the Company’s total outstanding Ordinary Shares upon the Additional Closing.
     (iii) The Additional Closing and the Initial Closing are referred to herein collectively as the “Closings” and individually a “Closing.” The date and time of the Additional Closing are referred to herein as the “Additional Closing Date.” The Additional Closing Date and the Initial Closing Date are referred to herein collectively as the “Closing Dates” and individually as a “Closing Date.” For the avoidance of doubt and solely for the purpose of shareholding calculation in this Subsection 1.2(b), the Company’s total outstanding Ordinary Shares shall exclude Ordinary Shares issuable upon the exercise of outstanding stock options after the applicable date of calculation.
     (c) Payment and Delivery. At each of the Closings, as applicable, the Purchaser shall pay and deliver the total consideration to the Company in U.S. dollars by wire transfer, or by such other method mutually agreeable to the parties, of immediately available funds to such bank account designated in writing by the Company, and the Company shall deliver one or more duly executed share certificates in original form, registered in the name of the Purchaser, together with a certified true copy of the register of the members of the Company, evidencing the Ordinary Shares being issued and sold to the Purchaser.
     (d) Restrictive Legend. Each certificate representing the Purchased Shares shall be endorsed with the following legend:
THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (AS AMENDED, THE “ACT”) OR UNDER THE SECURITIES LAWS OF ANY STATE. THIS SECURITY MAY NOT BE TRANSFERRED, SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED: (A) IN THE ABSENCE OF (1) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT, (2) AN EXEMPTION OR QUALIFICATION UNDER APPLICABLE SECURITIES LAWS OR (3) DELIVERY TO THE COMPANY OF AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED; AND (B) WITHIN THE UNITED STATES OR TO ANY U.S. PERSON, AS EACH OF THOSE TERMS IS DEFINED IN REGULATION S UNDER THE ACT, DURING THE 40 DAYS FOLLOWING CLOSING OF THE

PURCHASE. ANY ATTEMPT TO TRANSFER, SELL, PLEDGE OR HYPOTHECATE THIS SECURITY IN VIOLATION OF THESE RESTRICTIONS SHALL BE VOID.
     Section 1.3 Closing Conditions.
     (a) Conditions of the Purchaser for the Closing. The obligation of the Purchaser to purchase and pay for the Purchased Shares as contemplated by this Agreement is subject to the satisfaction, on or before the applicable Closing Date, of the following conditions, any of which may be waived by the Purchaser in its sole discretion:
           (i) The Investor and Registration Rights Agreement between the Company and the Purchaser substantially in the form attached as Exhibit A hereto (the “Investor and Registration Rights Agreement”), shall have been executed and delivered to the Purchaser.
           (ii) The Amended and Restated Memorandum and Articles of Association of the Company substantially in the form attached as Exhibit B hereto shall have been adopted and become effective as of the Closing Date.
           (iii) All corporate and other actions required to be taken by the Company in connection with the issuance and sale of the Purchased Shares shall have been completed.
           (iv) The Company shall have provided to the Purchaser a legal opinion of Cayman Islands counsel dated as of the applicable Closing Date to the Company substantially in the form attached as Exhibit C.
           (v) The representations and warranties of the Company contained in Section 2.1 of this Agreement shall have been true and correct on the date of this Agreement and on and as of the applicable Closing Date; and the Company shall have performed and complied with all, and not be in breach or default under any, agreements, covenants, conditions and obligations contained in this Agreement that are required to be performed or complied with on or before the applicable Closing Date.
           (vi) No governmental authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins, prevents, prohibits, imposes any damages or penalties that are substantial in relation to the Company, or otherwise makes illegal the consummation of the transactions contemplated by this Agreement; and no action, suit, proceeding or investigation shall have been instituted by a governmental authority of competent jurisdiction or threatened that seeks to restrain, enjoin, prevent, prohibit, impose any damages or penalties that are substantial in relation to the Company, or otherwise makes illegal the consummation of the transactions contemplated by this Agreement.
           (vii) The Offering shall have been successfully completed by no later than June 30, 2010.
           (viii) The ADSs shall have been listed on the NASDAQ Global Market subject to official notice of issuance.
           (ix) The underwriting agreement relating to the Offering shall have been entered into and have become effective.
           (x) The board of directors of the Company is constituted in accordance with the Investor and Registration Rights Agreement
     (b) Conditions of the Company. The obligation of the Company to issue and sell the Purchased Shares to be sold to and purchased by the Purchaser as contemplated by this Agreement are subject to the satisfaction, on or before the applicable Closing Date, of each of the following conditions, any of which may be waived in writing by the Company in its sole discretion:
           (i) The Investor and Registration Rights Agreement shall have been executed and delivered by the Purchaser.
           (ii) All corporate and other actions required to be taken by the Purchaser in connection with the purchase of the Purchased Shares shall have been completed.
           (iii) The representations and warranties of the Purchaser contained in Section 2.2 of this Agreement shall have been true and correct in all material respects on the date of this Agreement and on and as of the applicable Closing Date; and the Purchaser shall have performed and complied in all material respects with all, and not be in breach or default in any material respect under any, agreements, covenants, conditions and obligations contained in this Agreement that are required to be performed or complied with on or before the applicable Closing Date.
           (iv) No governmental authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins, prevents, prohibits, imposes any damages or penalties that are substantial in relation to the Company, or otherwise makes illegal the consummation of the transactions contemplated by this Agreement; and no action, suit, proceeding or investigation shall have been instituted by a governmental authority of competent jurisdiction or threatened that seeks to restrain, enjoin, prevent, prohibit, impose any damages or penalties that are substantial in relation to the Company, or otherwise makes illegal the consummation of the transactions contemplated by this Agreement.
ARTICLE II
REPRESENTATIONS AND WARRANTIES
     Section 2.1 Representations and Warranties of the Company. The Company hereby represents and warrants to the Purchaser, as of the date hereof and as of the applicable Closing Date, as follows:
     (a) Organization and Authority.
     (i) The Company is a company duly incorporated as an exempted company with limited liability, validly existing and in good standing under the laws of the Cayman Islands. The Company has all requisite power and authority to carry on its business as it is currently being conducted.
     (ii) The Company has all necessary corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery by the Company of this Agreement and the performance of its obligations hereunder have been duly authorized by all requisite action on the part of the Company and its shareholders. This Agreement constitutes the valid and legally binding obligations of the Company, enforceable in accordance with its respective terms and conditions, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.
     (b) Capitalization.
           (i) The authorized share capital, option plans and issuance and warrant issuance of the Company shall be as set forth in the Registration Statement. Schedule I of this Agreement sets forth all the authorized, issued and outstanding shares of capital stock of the Company. All issued and outstanding Ordinary Shares of the Company are validly issued, fully paid and non-assessable.
           (ii) All outstanding Ordinary Shares and all outstanding awards under the Company’s stock option plans and all outstanding shares of capital stock of each of the Company’s subsidiaries and consolidated affiliates (each a “Subsidiary” and collectively “Subsidiaries”) have been issued and granted in compliance with (i) all applicable Securities Laws and other applicable laws and (ii) all requirements set forth in applicable contracts, without violation of the preemptive rights, rights of first refusal or other similar rights. Except as set forth in the Registration Statement, no equity securities of the Company are or may become required to be issued by reason of any notes, bonds or other debt securities, or any option, warrant or other agreements to which the Company is a party. “Securities Laws” means the United States Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act, the listing rules of, or any listing agreement with Nasdaq Global Market and any other applicable law regulating securities or takeover matters.
     (c) Due Issuance of the Purchased Shares. The Purchased Shares have been duly authorized and, when issued and delivered to and paid for by the Purchaser pursuant to this Agreement, will be validly issued, fully paid and non-assessable and free and clear of any pledge, mortgage, security interest, encumbrance, lien, charge, assessment, right of first refusal, right of pre-emption, third party right or interest, claim or restriction of any kind or nature, except for restrictions arising under the Securities Act and upon delivery and entry into the register of members of the Company will transfer to the Purchaser good and valid title to the Purchased Shares.
     (d) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any provision of the Amended and Restated Memorandum and Articles of Association or other constitutional documents of the Company or its Subsidiaries or violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental entity or court to which the Company or its Subsidiaries is subject, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of or creation of an encumbrance under, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under, any agreement, contract, lease, license, instrument, or other arrangement to which the Company or its Subsidiaries is a party or by which the Company or its Subsidiaries is bound or to which any of the Company’s or its Subsidiaries’ assets are subject. There is no action, suit or proceeding, pending or threatened against the Company or its Subsidiaries that questions the validity of this Agreement or the right of the Company to enter into this Agreement or to consummate the transactions contemplated hereby or thereby.
     (e) Consents and Approvals. Neither the execution and delivery by the Company of this Agreement, nor the consummation by the Company of any of the transactions contemplated hereby, nor the performance by the Company of this Agreement in accordance with its terms requires the consent, approval, order or authorization of, or registration with, or the giving notice to, any governmental or public body or authority or any third party, except such as have been obtained, made or given.
     (f) Compliance with Laws. The business of the Company or its Subsidiaries is not being conducted in violation of any law or government order applicable to the Company except for violations which do not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. As used herein, “Material Adverse Effect” shall mean any event, fact, circumstance or occurrence that, individually or in the aggregate with any other events, facts, circumstances or occurrences, results in or would reasonably be expected to result in a material adverse change in or a material adverse effect on any of (i) the financial condition, assets, liabilities, results of operations, business, or operations of the Company or its Subsidiaries taken as a whole, except to the extent that any such Material Adverse Effect results from (x) the public disclosure of the transactions contemplated hereby in accordance with the terms of this Agreement, (y) changes in generally accepted accounting principles that are generally applicable to comparable companies, or (z) changes in general economic and market conditions; or (ii) the ability of the Company to consummate the transactions contemplated by this Agreement and to timely perform its material obligations under the Agreement.
     (g) SEC Filings; Financial Statements.
           (i) Prior to the Initial Closing, the Registration Statement shall have been filed with the SEC. The Registration Statement conforms and will conform, in all material respects to the requirements of the Securities Act and the rules and regulations of the SEC thereunder and does not and will not, as of the applicable effective date, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.
           (ii) The audited consolidated financial statement (including any notes thereto) contained in the Registration Statement was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein.
           (iii) Except as and to the extent set forth in the Registration Statement and on the audited consolidated balance sheets of the Company and the consolidated Subsidiaries as at December 31, 2007, 2008 and 2009, including the notes thereto (the “Balance Sheets”), neither the Company nor any subsidiary has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be disclosed in accordance with GAAP, except for liabilities and obligations, incurred in the ordinary course of business consistent with past practice since December 31, 2009, which would not, individually or in the aggregate, prevent or materially delay consummation of any of the transactions or otherwise prevent or materially delay the Company from performing its obligations under this Agreement and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

None of the Company or its Subsidiaries is a party to any contract or any commitment providing for an interest rate, currency or commodity swap, derivative, forward purchase or sale or other transaction similar in nature or effect or involving any off-balance sheet financing.
     (h) Events Subsequent to Most Recent Fiscal Period. Except as set forth in the Registration Statement, since December 31, 2009, there has not occurred any Material Adverse Effect or any event, fact, circumstance or occurrence that would reasonably be expected to result in a Material Adverse Effect.
     (i) PFIC. The Company does not expect to be a passive foreign investment company for U.S. federal income tax purposes for its 2009 taxable year and it does not expect to become one in the foreseeable future.
     (j) Litigation. There are no actions by or against the Company or its Subsidiaries or affecting the business or any of the assets of the Company or its Subsidiaries pending before any governmental authority, or, to the Company’s knowledge, threatened to be brought by or before any governmental authority that would reasonably be expected to result in a Material Adverse Effect.
     (k) Investment Company. The Company is not and, after giving effect to the offering and sale of the Company Shares, the consummation of the Public Offering and the application of the proceeds hereof thereof, will not be an “investment company,” as such term is defined in the U.S. Investment Company Act of 1940, as amended.
     (l) Regulation S. No directed selling efforts (as defined in Rule 902 of Regulation S under the Securities Act) have been made by any of the Company, any of its affiliates or any person acting on its behalf with respect to any Purchased Shares that are not registered under the Securities Act; and none of such persons has taken any actions that would result in the sale of the Purchased Shares to the Purchaser under this Agreement requiring registration under the Securities Act; and the Company is a “foreign issuer” (as defined in Regulation S).
     Section 2.2 Representations and Warranties of the Purchaser. The Purchaser hereby represents and warrants to the Company as of the date hereof and as of the applicable Closing Date, as follows:
     (a) Due Formation. The Purchaser is a company duly incorporated as an exempted company with limited liability, validly existing and in good standing under the laws of the Cayman Islands, with full power and authority to own and operate and to carry on its business in the places and in the manner as currently conducted.

     (b) Authority. The Purchaser has full power and authority to enter into, execute and deliver this Agreement and each agreement, certificate, document and instrument to be executed and delivered by the Purchaser pursuant to this Agreement and to perform its obligations hereunder. The execution and delivery by the Purchaser of this Agreement and the performance by the Purchaser of its obligations hereunder have been duly authorized by all requisite actions on its part.
     (c) Valid Agreement. This Agreement has been duly executed and delivered by the Purchaser and constitutes the legal, valid and binding obligation of the Purchaser, enforceable against it in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.
     (d) Consents. Neither the execution and delivery by the Purchaser of this Agreement nor the consummation by it of any of the transactions contemplated hereby nor the performance by the Purchaser of this Agreement in accordance with its terms requires the consent, approval, order or authorization of, or registration with, or the giving of notice to, any governmental or public body or authority or any third party, except as have been obtained, made or given.
     (e) No Conflict. Neither the execution and delivery by the Purchaser of this Agreement, nor the consummation by it of any of the transactions contemplated hereby, nor compliance by the Purchaser with any of the terms and conditions hereof will contravene any existing agreement, federal, state, county or local law, rule or regulation or any judgment, decree or order applicable to, or binding upon, the Purchaser.
     (f) Status and Investment Intent.
           (i) Experience. The Purchaser has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Purchased Shares. The Purchaser is capable of bearing the economic risks of such investment, including a complete loss of its investment.
           (ii) Purchase Entirely for Own Account. The Purchaser is acquiring the Purchased Shares that it is purchasing pursuant to this Agreement for investment for its own account for investment purposes only and not with the view to, or with any intention of, resale, distribution or other disposition thereof. The Purchaser does not have any direct or indirect arrangement, or understanding with any other persons to distribute, or regarding the distribution of the Purchased Shares in violation of the Securities Act or any other applicable state securities law.

           (iii) Restricted Securities. The Purchaser acknowledges that the Purchased Shares are “restricted securities” that have not been registered under the Securities Act or any applicable state securities law. The Purchaser further acknowledges that, absent an effective registration under the Securities Act, the Purchased Shares may only be offered, sold or otherwise transferred (x) to the Company, (y) outside the United States in accordance with Rule 904 of Regulation S under the Securities Act or (z) pursuant to an exemption from registration under the Securities Act.
           (iv) Information. The Purchaser has been furnished access to all materials such Purchaser has requested relating to the Company and its Subsidiaries and other due diligence information and documents, and the Purchaser has been afforded the opportunity to ask questions of and receive answers from representatives of the Company concerning the foregoing, including the terms and conditions of this Agreement; provided, however, neither such inquiries nor any other investigation conducted by or on behalf of such Purchaser or by its representatives or counsel shall modify, amend or affect such Purchaser’s right to rely on the truth, accuracy and completeness of the disclosure materials provided by the Company under this Agreement. The Purchaser has consulted to the extent deemed appropriate by such Purchaser with such Purchaser’s own advisers as to the financial, tax, legal and related matters concerning an investment in the Purchased Securities and on that basis believes that an investment in the Purchased Securities is suitable and appropriate for such Purchaser.
           (v) Not U.S. Person. The Purchaser is not a “U.S. person” as defined in Rule 902 of Regulation S.
           (vi) Offshore Transaction. The Purchaser has been advised and acknowledges that in issuing the Purchased Shares to the Purchaser pursuant hereto, the Company is relying upon the exemption from registration provided by Regulation S.
           (vii) FINRA. The Purchaser does not, directly or indirectly, own more than five per cent of the outstanding common stock (or other voting securities) of any member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) or a holding company for a FINRA member, and is not otherwise a “restricted person” for the purposes of the Free-Riding and Withholding Interpretation of FINRA.
ARTICLE III
COVENANTS

     Section 3.1 Lock-Up. The Purchaser agrees that it will not, during the period specified in the following paragraph (the “Lock-Up Period”), without the prior written consent of the Company, (i) offer, sell, contract to sell, pledge, grant any option to purchase, purchase any option or contract to sell, make any short sale, lend or otherwise dispose of any ADSs or Ordinary Shares (including without limitation the Purchased Shares and Ordinary Shares that the Purchaser purchases from certain existing shareholders of the Company pursuant to a Shares Purchase Agreement dated as of the date hereof (the “Secondary Shares”)) or any securities of the Company that are substantially similar to the ADSs or Ordinary Shares of the Company, or any options or warrants to purchase any ADSs or Ordinary Shares of the Company, or any securities convertible into, exchangeable for or that represent the right to receive ADSs or Ordinary Shares of the Company, whether now owned or hereinafter acquired, owned directly by the Purchaser (including holding as a custodian) or with respect to which the Purchaser has beneficial ownership within the rules and regulations of the SEC (collectively the “Purchaser’s Shares”), or (ii) make any demand for or exercise any right (including registration rights) with respect to the registration of any securities of the Company or any securities convertible into or exercisable or exchangeable for any securities of the Company. Notwithstanding the foregoing, the Purchaser may transfer the Purchaser’s Shares to a direct or indirect wholly-owned subsidiary of the Purchaser that shall be bound by this Agreement as if such subsidiary were a party.
     The initial Lock-Up Period will commence on the date of this Agreement and continue for 180 days after the public offering date set forth on the Final Prospectus; provided, however, that if (1) during the last 17 days of the initial Lock-Up Period, the Company releases earnings results or announces material news or a material event or (2) prior to the expiration of the initial Lock-Up Period, the Company announces that it will release earnings results during the 15-day period following the last day of the initial Lock-Up Period, then in each case the Lock-Up Period will be automatically extended until the expiration of the 18-day period beginning on the date of release of the earnings results or the announcement of the material news or material event, as applicable, unless the Company waives, in writing, such extension.
     Section 3.2 Standstill.
     (a) The Purchaser hereby agrees that, without the prior written approval of the Company, the Purchaser and its affiliates will not, for a period of 180 days from the date of this Agreement, acquire more than an additional 5% of the total outstanding Ordinary Shares of Voting Securities (as defined below) of the Company, calculated on a basis that includes all Shares actually outstanding. “Voting Securities” shall mean the Shares (including Ordinary Shares represented by the Company’s American depositary shares) and any other securities entitled to vote generally for the election of directors of the Company. For the avoidance of doubt, the Purchased Shares acquired by the Purchaser on the Closing Dates are not “additional” Ordinary Shares for purposes of this Section 3.2(a).
     (b) The Purchaser hereby agrees that, without the prior written approval of the Company, the Purchaser will not, and will use its reasonable efforts to cause its affiliates not to, for a period of 180 days from the date of this Agreement, directly or indirectly, acting alone or with others, assist, support, encourage, finance, participate with or advise any other person’s or entity’s efforts to:
           (i) propose a merger, business combination, tender or exchange offer, share exchange, recapitalization, consolidation or other similar transaction involving the Company or any of its Subsidiaries;
           (ii) propose or offer to purchase, lease or otherwise acquire all or a substantial portion of the assets of the Company or any of its Subsidiaries;
           (iii) form, join or in any way participate in a “group” (as defined in Section 13(d)(3) of the Exchange Act), or act in concert with any person with respect to the securities of the Company or any of its Subsidiaries in an attempt to circumvent the provisions of this Agreement;
           (iv) solicit or participate in the solicitation of any proxies or consents with respect to the voting securities of the Company or any of its Subsidiaries; or
           (v) enter into any substantial discussions or arrangements with any third party with respect to any of the foregoing.
     Section 3.3 Further Assurances. From the date of this Agreement until the applicable Closing Date, the Parties shall use their best efforts to fulfill or obtain the fulfillment of the conditions precedent to the consummation of the transactions contemplated hereby.
     Section 3.4 Business Operation. Between the date of this Agreement and the applicable Closing Date, the Company and its Subsidiaries shall operate their respective businesses only in the ordinary course consistent with past practice.
ARTICLE IV
INDEMNIFICATION
     Section 4.1 Indemnification. Each of the Company and the Purchaser (an “Indemnifying Party”) shall indemnify and hold each other and their directors, officers and agents (collectively, the “Indemnified Party”) harmless from and against any losses, claims, damages, liabilities, judgments, fines, obligations, expenses and liabilities of any kind or nature whatsoever, including but not limited to any investigative, legal and other expenses incurred in connection with, and any amounts paid in settlement of, any pending or threatened legal action or proceeding, and (ii) any taxes or levies that may be payable by such person by reason of the indemnification of any indemnifiable loss hereunder (collectively, “Losses”) resulting from or arising out of: (i) the breach of any representation or warranty of such Indemnifying Party contained in this Agreement or in any schedule or exhibit hereto; or (ii) the violation or nonperformance, partial or total, of any covenant or agreement of such Indemnifying Party contained in this Agreement for reasons other than gross negligence or willful misconduct of such Indemnified Party. In calculating the amount of any Losses of an Indemnified Party hereunder, there shall be subtracted the amount of any insurance proceeds and third-party payments received by the Indemnified Party with respect to such Losses, if any.
     Section 4.2 Notice of Claims; Procedures. If an Indemnified Party makes any claim against an Indemnifying Party for indemnification, the claim shall be in writing and shall state in general terms the facts upon which such Indemnified Party makes the claim. In the event of any claim or demand asserted against an Indemnified Party by a third party upon which the Indemnified Party may claim indemnification, the Indemnifying Party shall give written notice to the Indemnified Party within 30 days after receipt from the Indemnified Party of the claim referred to above, indicating whether such Indemnifying Party intends to assume the defense of the claim or demand. If an Indemnifying Party assumes the defense, such Indemnifying Party shall have the right to fully control and settle the proceeding, provided, that, any such settlement or compromise shall be permitted hereunder only with the written consent of the Indemnified Party. If the Indemnifying Party elects not to assume the defense, fails to make such an election within the 30-day period or fails to actively and diligently conduct the defense, the Indemnified Party may, at its option, defend, settle, compromise or pay such action or claim at the expense of the Indemnifying Party; provided, that, any such settlement or compromise shall be permitted hereunder only with the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.
     Section 4.3 Cap. Notwithstanding the foregoing, the Indemnifying Party shall have no liability (for indemnification or otherwise) with respect to any Losses in excess of the aggregate total of the Purchase Price.
     Section 4.4 Third Party Claims.
     (a) If any third party shall notify any Indemnified Party in writing with respect to any matter involving a claim by such third party (a “Third Party Claim”) which such Indemnified Party believes would give rise to a claim for indemnification against the Indemnifying Party under this Article IV, then the Indemnified Party shall promptly (i) notify the Indemnifying Party thereof in writing within thirty (30) days of receipt of notice of such claim and (ii) transmit to the Indemnifying Party a written notice (“Claim Notice”) describing in reasonable detail the nature of the Third Party Claim, a copy of all papers served with respect to such claim (if any), and the basis of the Indemnified Party’s request for indemnification under this Agreement; provided, however, that no delay on the part of the Indemnified Party in so notifying the Company shall relieve the Company of any obligation under Section 4.1 with respect thereto unless (and then solely to the extent) the Company is prejudiced thereby.
     (b) Subject to Section 4.4(d) below, upon receipt of a Claim Notice with respect to a Third Party Claim, the Indemnifying Party shall have the right to assume the defense of any Third Party Claim by notifying the Indemnified Party in writing that the Indemnifying Party elects to assume the defense of such Third Party Claim, and upon delivery of such notice by the Indemnifying Party, the Indemnifying Party shall have the right to defend such Third Party Claim with counsel, selected by it, who is reasonably satisfactory to the Indemnified Party, by all appropriate proceedings, which proceedings shall be prosecuted actively and diligently by the Indemnifying Party to a final conclusion or settled. Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to consent to the entry of a judgment or enter into any compromise or settlement with respect to such Third Party Claim without the prior written consent of the Indemnified Party (which shall not be unreasonably withheld).
     (c) If requested by the Indemnifying Party, the Indemnified Party agrees, at the sole cost and expense of the Indemnifying Party, to cooperate with the Indemnifying Party and its counsel in contesting any Third Party Claim which the Indemnifying Party elects to contest, including the making of any related counterclaim against the person asserting the Third Party Claim or any cross complaint against any person. The Indemnified Party shall have the right to receive copies of all pleadings, notices and communications with respect to any Third Party Claim, other than any privileged communications between the Indemnifying Party and its counsel, and shall be entitled, at its sole cost and expense, to retain separate co-counsel and participate in, but not control, any defense or settlement of any Third Party Claim assumed by the Indemnifying Party pursuant to Section 4.4(b); provided, however, if, based on written advice of counsel, the Indemnified Party concludes that there is a reasonable likelihood of a conflict of interest between the Indemnifying Party and the Indemnified Party with respect to such Third Party Claim, the Indemnifying Party shall bear the reasonable costs and expenses of counsel retained by the Indemnified Party in connection with such defense.
     (d) If (i) the Indemnifying Party fails to notify the Indemnified Party within the thirty (30) days after receipt of any Claim Notice that the Indemnifying Party elects to assume the defense of any Third Party Claim pursuant to Section 4.4(b), (ii) the Indemnifying Party elects to assume the defense of any Third Party Claim pursuant to Section 4.4(b) but fails to diligently prosecute or settle such Third Party Claim, (iii) the Indemnifying Party and the Indemnified Party are parties to the same proceeding (or, assuming the veracity of the facts alleged by the party bringing the Third Party Claim, the Indemnifying Party and the Indemnified Party may become parties to the same proceeding) and the Indemnified Party determines in good faith that a conflict of interest exists between the Indemnifying Party and the Indemnified Party, (iv) the Indemnified Party determines in good faith that there is a reasonable possibility that it will be prejudiced in any material respect beyond the ambit of such Third Party Claim by the Indemnifying Party’s control of the defense and proceedings with respect to any Third Party Claim, or (v) such Third Party Claim is a claim by a governmental tax authority, then (A) the Indemnified Party shall have the right to assume full control of the defense and proceedings with respect to such Third Party Claim, and the Indemnified Party may compromise or settle such Third Party Claim without consulting with, or obtaining consent from, the Indemnifying Party in connection therewith (it being understood and agreed that the Indemnifying Party shall not be bound by any such compromise or settlement entered into without its consent) and (B) the Indemnifying Party shall reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including fees and disbursements of no more than one counsel per jurisdiction (such counsel reasonably acceptable to the Indemnifying Party) reasonably incurred in connection with such Third Party Claim). The Indemnified Party shall have full control of such defense and proceedings, although the Indemnifying Party shall be entitled to participate in any defense or settlement controlled by the Indemnified Party pursuant to this Section 4.4(d) at its sole expense. Any compromise or settlement of a Third Party Claim effected by the Indemnified Party without the Indemnifying Party’s consent shall not be dispositive of the amount of any Losses with respect to such Third Party Claim.
     (e) In the event any Indemnified Party should have a claim against the Indemnifying Party hereunder which does not involve a Third Party Claim, the Indemnified Party shall promptly transmit to the Indemnifying Party a written notice (the “Indemnity Notice”) describing in reasonable detail the nature of the claim, the Indemnified Party’s best estimate of the amount of Losses attributable to such claim and the basis of the Indemnified Party’s request for indemnification under this Agreement; provided that no delay on the part of the Indemnified Party in delivering the Indemnity Notice pursuant to this Section 4.4(e) shall relieve the Indemnifying Party of any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is prejudiced thereby. If the Indemnifying Party does not notify the Indemnified Party within thirty (30) days from its receipt of the Indemnity Notice that the Indemnifying Party disputes such claim (the “Dispute Notice”), the Indemnifying Party shall be deemed to have accepted and agreed with such claim.
ARTICLE V
MISCELLANEOUS

     Section 5.1 Survival of the Representations and Warranties. All representations and warranties made by any Party shall survive for two years and shall terminate and be without further force or effect on the second anniversary of the date hereof, except as to (i) any claims thereunder which have been asserted in writing pursuant to Section 4.1 against the Party making such representations and warranties on or prior to such second anniversary, and (ii) the Company’s representations contained in Section 2.1(a), (b) and (c) hereof, each of which shall survive indefinitely.
     Section 5.2 Governing Law; Arbitration. This Agreement shall be governed and interpreted in accordance with the laws of the State of New York without giving effect to the conflicts of law principles thereof. Any dispute arising out of or relating to this Agreement, including any question regarding its existence, validity or termination (“Dispute”) shall be referred to and finally resolved by arbitration at the Hong Kong International Arbitration Centre in accordance with the Hong Kong International Arbitration Centre Administered Arbitration Rules then in force. There shall be three arbitrators. The language to be used in the arbitration proceedings shall be English. Each of the parties hereto irrevocably waives any immunity to jurisdiction to which it may be entitled or become entitled (including without limitation sovereign immunity, immunity to pre-award attachment, post-award attachment or otherwise) in any arbitration proceedings and/or enforcement proceedings against it arising out of or based on this Agreement or the transactions contemplated hereby.
     Section 5.3 Amendment. This Agreement shall not be amended, changed or modified, except by another agreement in writing executed by the Parties hereto.
     Section 5.4 Binding Effect. This Agreement shall inure to the benefit of, and be binding upon, each of the Company and the Purchaser and their respective heirs, successors and permitted assigns and legal representatives.
     Section 5.5 Assignment. Neither this Agreement nor any of the rights, duties or obligations hereunder may be assigned by the Company or the Purchaser without the express written consent of the other Parties, except that the Purchaser may assign all or any of its rights and obligations hereunder to any affiliate of Purchaser without the consent of the other Parties, provided that no such assignment shall relieve the Purchaser of its obligations hereunder if such assignee does not perform such obligations. Any purported assignment in violation of the foregoing sentence shall be null and void.
     Section 5.6 Notices. All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of actual delivery if delivered personally to the Party or Parties to whom notice is to be given, on the date sent if sent by telecopier, tested telex or prepaid telegram, on the next business day following delivery to Federal Express properly addressed or on the day of attempted delivery by the U.S. Postal Service if mailed by registered or certified mail, return receipt requested, postage paid, and properly addressed as follows:

If to Purchaser, at:	Ctrip.com International, Ltd.
6F, Ctrip Building
No. 99 Fu Quan Road
Shanghai 200335, PRC
Fax: +86-21 6239-8855
Attn: Chief Executive Officer

With copy to:	Skadden, Arps, Slate, Meagher & Flom
42/F Edinburgh Tower
The Landmark
15 Queen’s Road Central
Fax: +852-3910-4850
Attn: Z. Julie Gao

If to the Company, at:	China Lodging Group, Limited
5th Floor, Block 57, No. 461 Hongcao Road
Xu Hui District
Shanghai 200233, PRC
Fax: +86-21-6485-6019
Attn: Chief Financial Officer

With copy to:	Davis Polk & Wardwell LLP
26/F, Twin Towers (West)
B12 Jian Guo Men Wai Avenue, Chaoyang District
Beijing
Fax: +8610-8567-5123
Attn: Howard Zhang
     Any Party may change its address for purposes of this Section 5.6 by giving the other Parties hereto written notice of the new address in the manner set forth above.
     Section 5.7 Entire Agreement. This Agreement constitutes the entire understanding and agreement between the Parties hereto with respect to the matters covered hereby, and all prior agreements and understandings, oral or in writing, if any, between the Parties with respect to the matters covered hereby are merged and superseded by this Agreement.
     Section 5.8 Severability. If any provisions of this Agreement shall be adjudicated to be illegal, invalid or unenforceable in any action or proceeding whether in its entirety or in any portion, then such provision shall be deemed amended, if possible, or deleted, as the case may be, from the Agreement in order to render the remainder of the Agreement and any provision thereof both valid and enforceable, and all other provisions hereof shall be given effect separately therefrom and shall not be affected thereby.
     Section 5.9 Fees and Expenses. Except as otherwise provided in this Agreement, the Company and the Purchaser will bear their respective expenses incurred in connection with the negotiation, preparation and execution of this Agreement.
     Section 5.10 Public Announcements. None of the Parties to this Agreement shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated by this Agreement or otherwise communicate with any news media without the prior written consent of the Purchaser and the Company unless otherwise required by Securities Law or other applicable law, and the Parties to this Agreement shall cooperate as to the timing and contents of any such press release, public announcement or communication.
     Section 5.11 Specific Performance. The Parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.
     Section 5.12 Purchaser Description.
     (a) The Company shall afford the Purchaser a reasonable opportunity in which to review and comment on any description of the Purchaser and/or the transactions contemplated by this Agreement that is to be included in the Registration Statement filed after the date hereof. The Purchaser hereby consents and undertakes to promptly provide a description of its organization and business activities to the Company (the “Purchaser Description”), and hereby represents that the Purchaser Description will be true and accurate in all material respects and will not be misleading, as may be reasonably required by the Company for the purpose of satisfying the disclosure obligations in connection with the Registration Statement and the prospectus therein under applicable laws, regulations and the listing rules of the NASDAQ Global Market. The Purchaser also consents to the inclusion of the Purchaser Description, the Purchaser’s name as well as the matters relating to the Purchaser’s subscription of the Purchased Shares in the Registration Statement and the prospectus therein, and in press releases and other marketing materials for the Offering. Additionally, the Purchaser hereby consents to the filing of this Agreement and the Investor and Registration Rights Agreement as an exhibit to the Registration Statement.

     (b) The Purchaser acknowledges that the Company will rely upon the truth and accuracy of the Purchaser Description, and it agrees to notify the Company promptly in writing if any of the content contained therein ceases to be accurate and complete or becomes misleading.
     Section 5.13 Distribution Compliance Period. The Purchaser agrees not to resell, pledge or transfer any Purchased Shares within the United States or to any U.S. Person, as each of those terms is defined in Regulation S, during the 40 days following the applicable Closing Date.
     Section 5.14 Reliance by Underwriters. The Parties acknowledge and agree that underwriters to the Offering are third-party beneficiaries of and may rely upon the Purchaser’s representations and warranties and covenants contained in Section 2.2(d)(iv), (v) and (vi) and Sections 5.12 and 5.13 of this Agreement.
     Section 5.15 Strategic Cooperation. The Parties agree to facilitate strategic cooperation between the two companies to develop mutually beneficial and long-term relations.
     Section 5.16 Termination. In the event that the Initial Closing shall not have occurred by June 30, 2010, this Agreement shall be terminated unless the Parties mutually agree by June 30, 2010 to renegotiate.
     Section 5.17 Headings. The headings of the various articles and sections of this Agreement are inserted merely for the purpose of convenience and do not expressly or by implication limit, define or extend the specific terms of the section so designated.
     Section 5.18 Execution in Counterparts. For the convenience of the Parties and to facilitate execution, this Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one and the same instrument.
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the day and year first above written.

China Lodging Group, Limited
By:	/s/ Min (Jenny) Zhang
Name:	Min (Jenny) Zhang
Title:	Chief Financial Officer

     IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the day and year first above written.

CTRIP.COM INTERNATIONAL, LTD.
By:	/s/ Min Fan
	Name:	Min Fan
	Title:	Chief Executive Officer and President

[SIGNATURE PAGE TO SUBSCRIPTION AGREEMENT]

Schedule I
Capitalization of the Company

Exhibit A
Investor and Registration Rights Agreement

Exhibit B
Amended and Restated Memorandum and Articles of Association of the Company

Exhibit C
Cayman Legal Opinion